Exhibit 3.3

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A CORPORATION TO A

LIMITED LIABILITY COMPANY PURSUANT TO

SECTION 18-214 OF THE LIMITED LIABILITY ACT

1.) The jurisdiction where the Corporation first formed is Delaware.

2.) The jurisdiction immediately prior to filing this Certificate is Delaware.

3.) The date the corporation first formed is December 26, 2012.

4.) The name of the Corporation immediately prior to filing this Certificate is KCG Holdings, Inc.

5.) The name of the Limited Liability Company as set forth in the Certificate of Formation is Virtu KCG Holdings LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 20 day of July, A.D. 2017.

By:	/s/ Justin Waldie
Authorized Person

Name:	Justin Waldie
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